

<ARTICLE>                     5
<CIK>                         0001013021
<NAME>                        COINMACH LAUNDRY CORPORATION
<MULTIPLIER>                             1000
<CURRENCY>                               U.S. DOLLARS

<PERIOD-TYPE>                   3-MOS                       6-MOS
<FISCAL-YEAR-END>                        MAR-31-2000                MAR-31-2000
<PERIOD-START>                           JUL-01-1999                APR-01-1999
<PERIOD-END>                             SEP-30-1999                SEP-30-1999
<EXCHANGE-RATE>                          1                          1
<CASH>                                   25893                      0
<SECURITIES>                             0                          0
<RECEIVABLES>                            9231                       0
<ALLOWANCES>                             0                          0
<INVENTORY>                              18375                      0
<CURRENT-ASSETS>                         0                          0
<PP&E>                                   381297                     0
<DEPRECIATION>                           (150956)                   0
<TOTAL-ASSETS>                           891808 <F1>                0
<CURRENT-LIABILITIES>                    0                          0
<BONDS>                                  691133 <F2>                0
<PREFERRED-MANDATORY>                    0                          0
<PREFERRED>                              0                          0
<COMMON>                                 104718                     0
<OTHER-SE>                               (63561)                    0
<TOTAL-LIABILITY-AND-EQUITY>             891808 <F3>                0
<SALES>                                  0                          0
<TOTAL-REVENUES>                         130060                     263,598
<CGS>                                    0                          0
<TOTAL-COSTS>                            86282                      173493
<OTHER-EXPENSES>                         32884 <F4>                 65058
<LOSS-PROVISION>                         0                          0
<INTEREST-EXPENSE>                       16849                      33589
<INCOME-PRETAX>                          (5955)                     (8542)
<INCOME-TAX>                             (1122) <F5>                (1275)
<INCOME-CONTINUING>                      (4833)                    (7267)
<DISCONTINUED>                           0                          0
<EXTRAORDINARY>                          0                          0
<CHANGES>                                0                          0
<NET-INCOME>                             (4,833) <F6>               (7267)
<EPS-BASIC>                            (.37)                      (.55)
<EPS-DILUTED>                            (.37)                      (.55)


<F1> Total Assets:

Includes Advance Location Payments of $79,423, Contract Rights of $399,275 and Goodwill of $105,192, each net of accumulated amortization at September 30, 1999

<F2> Bonds:

Includes $296,655 of 11 3/4 senior notes, as well as debt outstanding under a credit facility of $380,564 at September 30, 1999.

<F3> Total Liabilities:

Includes Accrued Commissions of $28,624 and Accrued Interest of $16,424 at September 30, 1999.

<F4> Other Expenses:

Other Expenses include stock based compensation charges of $187 and $346 for the quarter and six months ended September 30, 1999.

<F5> Income Tax:

The provision (benefit) for income taxes consists of $872 and $2,011 currently payable and ($1,994) and ($3,286) deferred, for the quarter and six months ended September 30, 1999.

<F6> Net Income:

In addition, EBITDA of $85,959 (earnings before interest, income taxes, depreciation and amortization) before the deduction for the stock-based compensation charge was generated for the six months ended September 30, 1999. EBITDA is a meaningful measure of a company's ability to service debt.
